Exhibit 99.(h)(9)(i)

Addendum No. 1 to Distribution Agreement Dated

September 30, 2005

Between

ALPS Distributors, Inc.

and

CornerCap Group of Funds

THIS ADDENDUM is made as of April 9, 2007, by and between ALPS Distributors, Inc. (“ADI”), and CornerCap Group of Funds (“Funds”).

WHEREAS, ADI and the Funds have entered into a Distribution Agreement (the “Agreement”) dated September 30, 2005;

WHEREAS, effective April 9, 2007, ADI will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

WHEREAS, in light of the foregoing, ADI and the Funds wish to modify the provisions of the Agreement to reflect ADI’s new address.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       ADI’s Address.  All references to ADI’s address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Distributors, Inc.		CornerCap Group of Funds

By:	/s/ Jeremy O. May	By:	/s/ Thomas E. Quinn
Name:	Jeremy O. May	Name: Thomas E. Quinn
Title:	Managing Director	Title: President